SEC 2270 (02-02)
     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.




                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC 20549



                                     FORM 5

              ANNUAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                 UNITED STATES
-----------------------                                -------------------------
         FORM 5             SECURITIES AND EXCHANGE          OMB APPROVAL
-----------------------
                                   EXCHANGE            OMB Number:
                                  COMMISSION           3235-0362
-----------------------
Check box if no longer       Washington, D.C. 20549    Expires: January 31, 2005
subject to Section 16.
Form 4 or Form 5              ANNUAL STATEMENT OF      Estimated average burden
obligations may continue.     CHANGES BENEFICIAL       hours per response . 1.0
See Instruction 1 (b).             OWNERSHIP
                                                       -------------------------
                           Filed pursuant to Section
X   Form 3 Holdings         16(a) of the Securities
    Reported                 Exchange Act of 1934,
                              Section 17(a) of the
    Form 4 Transactions      Public Utility Holding
    Reported                 Company Act of 1935 or
-----------------------
                              Section 30(f) of the
                             Investment Company Act
                                      of 1940

1.   Name and Address of Reporting Person*

     Zhou,             Jun
     ___________________________________________________________________________
     (Last)          (First)          (Middle)

     208 Ma Chang Road
     ___________________________________________________________________________
     (Street)

     Tianjin, China
     ___________________________________________________________________________
     (City)          (State)          (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Teda Technologies International Inc.

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4.   Statement for Month/Year

     June 2002

5.   If Amendment, Date of Original (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     X   Director                                10% Owner
         Officer (give title below)              Other (specify below)

         __________________________


7.   Individual or Joint/Group Reporting (Check Applicable Line)

     X   Form filed by One Reporting Person

         Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------


1.   Title of Security
     (Instr. 3)

     Common Stock

2.   Transaction Date
     (Month/Day/Year)

     June 30, 2002

3.   Transaction Code
     (Instr. 8)

     P/K

4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4 and 5)

     Amount                (A) or (D)               Price
     --------------        --------------------     -----------------



5. Amount of Securities Beneficially Owned at the end of Issuer's Fiscal Year (Instr. 3 and 4)

     10,000,000

6.   Ownership Form: Direct (D) or Indirect (I)
     (Instr. 4)

     D 1,000,000
     I 9,000,000

7.   Nature of Indirect Beneficial Ownership
     (Instr. 4)

     100% ownership of Tianjin Eastern Shipping Co Ltd (6,000,000 shares) 50% ownership of Tianjin Wan Fang Teda Technology Development Co Ltd (3,000,000 shares)



Table II - Derivative Securities Acquire, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------
         (e.g., puts calls warrants options, convertible securities)
         -----------------------------------------------------------


1.   Title of Derivative Security
     (Instr.3)



2.   Conversion or Exercise Price of Derivative Security



3.   Transaction Date
     (Month/Day/Year)



4.   Transaction Code
     (Instr. 8)

     Code                        V
     --------------              -------

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     (A)                         (D)
     --------                    --------



6.   Date of Exercisable and Expiration Date
     (Month/Day/Year)

     Date Exercisable             Expiration Date             Title
     -------------------------    ----------------------      ------------



7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

     Title                        Amount or Number of Shares
     ----------------             -------------------------------------



8.   Price of Derivative Security
     (Instr. 5)



9.   Number of Derivative Securities Beneficially Owned at End of Year
     (Instr. 4)



10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)



11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

Explanation of Responses:






By: /s/ Jun Zhou                        August 19, 2002
______________________________        __________________________________
    **Signature of Reporting Person           Date


Reminder:
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.